EXHIBIT 5.2


                            RICHARDS, LAYTON & FINGER
                           A PROFESSIONAL ASSOCIATION
                                ONE RODNEY SQUARE
                                  P.O. BOX 551
                           WILMINGTON, DELAWARE 19899
                                 (302) 651-7700
                               FAX: (302) 651-7701
                                   WWW.RLF.COM



                                October 6, 2004




Wintrust Capital Trust VI
c/o Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045-1951

         Re:      Wintrust Capital Trust VI
                  -------------------------

Ladies and Gentlemen:

         We have acted as special Delaware counsel for Wintrust Capital Trust VI, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

         We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

         (a) The Certificate of Trust of the Trust (the "Certificate of Trust"), as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on September 24, 2004;

         (b) The Trust Agreement of the Trust, dated as of September 24, 2004 (the "Original Trust Agreement"), among Wintrust Financial Corporation, an Illinois corporation ("Wintrust"), as depositor (the "Depositor"), Wilmington Trust Company, a Delaware banking corporation, as trustee and David L. Stoehr, as trustee;

         (c) The Registration Statement (the "Registration Statement") on Form S-3, as amended, including a base prospectus (the "Prospectus"), relating to the Trust Preferred Securities of the Trust representing preferred undivided beneficial interests in the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities"), to be filed by the Depositor and the Trust with the Securities and Exchange Commission on or about October 6, 2004;



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Wintrust Capital Trust VI
October 6, 2004
Page 2


         (d) A form of Amended and Trust Agreement for the Trust (including the Exhibits thereto), to be entered into among the Depositor and the trustees of the Trust named therein (together with the Original Trust Agreement, the "Trust Agreement"), to be filed as an exhibit to the Registration Statement; and

         (e) A Certificate of Good Standing for the Trust, dated October 5, 2004, obtained from the Secretary of State.

         Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

         As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Company. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

         For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents,
(v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of a Preferred Security Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Preferred Securities are authenticated, issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

         This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

         Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:


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Wintrust Capital Trust VI
October 6, 2004
Page 3


         1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. ss. 3801, et. seq., and all filings required under the laws of the State of Delaware with respect to the creation and valid existence of the Trust as a statutory trust have been made

         2. The Preferred Securities of the Trust have been duly authorized by the Trust Agreement and, when executed and delivered to and paid for by the purchasers thereof in accordance with the Trust Agreement and the Registration Statement, will be duly and validly issued, fully paid and, subject to the qualifications set forth in paragraph 3 below, non-assessable undivided beneficial interests in the assets of the Trust

         3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus and any supplements thereto. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,


                                                  /s/ Richards, Layton & Finger

EAM/syh